EXHIBIT 10.9

EXECUTION COPY

SECURITY AGREEMENT

Dated July 12, 2007

From

QUANTUM CORPORATION

and the other Grantors referred to herein,

as Grantors

to

CREDIT SUISSE,

as Collateral Agent

Schedules

Schedule I	-	Location, Chief Executive Office, Place Where Agreements Are Maintained, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number
Schedule II	-	Pledged Interests and Pledged Debt
Schedule III	-	Assigned Agreements
Schedule IV	-	Locations of Equipment and Inventory
Schedule V	-	Changes in Name, Location, Etc.
Schedule VI	-	Patents, Trademarks and Trade Names, Copyrights and IP Agreements
Schedule VII	-	Account Collateral
Schedule VIII	-	Commercial Tort Claims
Schedule IX	-	Letters of Credit

Exhibits

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	Form of Account Control Agreement (Deposit Account/Securities Account)
Exhibit C	-	Form of Intellectual Property Security Agreement
Exhibit D	-	Form of Intellectual Property Security Agreement Supplement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated July 12, 2007 made by QUANTUM CORPORATION, a Delaware corporation (the “Borrower”), THE OTHER PERSONS LISTED ON THE SIGNATURE PAGES HEREOF AND THE ADDITIONAL GRANTORS (as defined in Section 24) (the Borrower and the Persons so listed and the Additional Grantors being, collectively, the “Grantors”), to CREDIT SUISSE, acting through one or more of its branches, or any Affiliate thereof (“Credit Suisse”), as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article IX of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS:

(1) The Borrower has entered into a Senior Secured Credit Agreement dated as of July 12, 2007 (as may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the Lenders and Credit Suisse, as Administrative Agent, Swing Line Lender, an L/C Issuer and as Collateral Agent (each as defined therein).

(2) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(3) Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Interests”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule II hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule II hereto and issued by the obligors named therein.

(4) The Grantors have opened deposit accounts (the “Deposit Accounts”) with banks, in the name of the applicable Grantor and subject to the terms of this Agreement, as described in Schedule VII hereto.

(5) It is a condition precedent to the making of Loans by the Lenders and the issuance of Letters of Credit by the L/C Issuer under the Credit Agreement and the entry into Secured Hedge Agreements (if any) by the Hedge Banks from time to time that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(6) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(7) Capitalized terms used herein and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-

perfection or priority. The term “Federal Book Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bills, notes and bonds and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.15 and § 357.40 through § 357.45 and (b) to the extent substantially similar to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and the L/C Issuer to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC and all software that is embedded in and is part of such equipment (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC and all software that is embedded in and is part of such inventory (any and all such property being the “Inventory”);

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e), (f) or (g) below, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Interests and the certificates, if any, representing the Initial Pledged Interests, and all dividends, distributions, return of capital, cash,

instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Interests and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Interests, being the “Pledged Interests”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(v) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) each of the agreements listed on Schedule III hereto, each IP Agreement (as hereinafter defined) and each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Cash Collateral Account and the Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account and the Deposit Accounts;

(ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-

use trademark applications under applicable federal law), including, without limitation, those registrations and applications for registration set forth in Schedule VI hereto (as such Schedule VI may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of Exhibit D hereto (an “IP Security Agreement Supplement”) executed by such Grantor to the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule VI hereto (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) all commercial tort claims described in Schedule VIII hereto (collectively the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1 and this clause (j)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;

provided, however, that (i) any pledge pursuant to the provisions of this Section 1 of the capital stock or other Equity Interests in any Subsidiary that is not a Domestic Subsidiary, where such Subsidiary is a “controlled foreign corporation” under Section 957 of the U.S. Internal Revenue Code, shall be limited to 66% of such capital stock or other Equity Interests, (ii) notwithstanding anything to the contrary contained in clause (g) above, Intellectual Property Collateral shall not include intellectual property in relation to which any applicable law or regulation, or any agreement with a domain name registrar or any other Person entered into by the Grantor in the ordinary course of business and existing on the date hereof, prohibits the creation of a security interest therein or would otherwise invalidate such Grantor’s right, title or interest therein; (iii) the security interest granted herein shall not extend to and the term “Collateral” shall not include any lease, license, contract, property rights or agreements to which any Grantor is a party or any of its rights (including property rights with respect to the equipment) or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of any Debtor therein or (y) in a breach or termination pursuant to the terms of, or a default under any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, or agreement that does not result in any of the consequences specified in (x) or (y) above; and (iv) the security interest granted herein shall not extend to and the term “Collateral” shall not include the Equity Interests of Quantum Storage Australia Pty. Ltd. held by the Borrower (the “Quantum Storage Shares”).

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right (i) at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations and (ii) at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 14(a).

(b) With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will cause any issuer thereof that is a Loan Party or a Subsidiary of a Loan Party, and will use commercially reasonable efforts to cause the issuer thereof if such issuer is not a Loan Party or a Subsidiary of a Loan Party, either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Collateral Agent. With respect to any Security Collateral in which any Grantor has any right, title or interest and that is not an uncertificated security, upon the request of the Collateral Agent upon the occurrence and during the continuance of an Event of Default, such Grantor will notify each issuer of Pledged Interests pledged by such Grantor that such Pledged Interests is subject to the security interest granted hereunder.

(c) With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a security entitlement in which the Collateral Agent is not the entitlement holder, such Grantor will cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder of such security entitlement against such securities intermediary or (ii) no later than 60 days after the date hereof (or such later date as may be specified by the Collateral Agent in its sole discretion), to agree in an authenticated record with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (a “Security Account Control Agreement”).

(d) No Grantor will change or add any securities intermediary that maintains any securities account in which any of the Collateral is credited or carried, or change or add any such securities account, without first complying with the above provisions of this Section 4 in order to perfect the security interest granted hereunder in such Collateral.

(e) Upon the request of the Collateral Agent upon the occurrence and during the continuance of an Event of Default, such Grantor will notify each such issuer of Pledged Debt that such Pledged Debt pledged by such Grantor is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. So long as any Loan or any other Obligation (other than Unaccrued Indemnity Claims) of any Loan Party under any Loan Document shall remain unpaid or unsatisfied, any Letter of Credit shall be outstanding and not Cash Collateralized, any Secured Hedge Agreement shall be in effect or any Lender shall have any Commitment under the Credit Agreement:

(a) No later than 60 days after the date hereof (or such later date as may be specified by the Collateral Agent in its sole discretion) and at all times thereafter, each Grantor will maintain all Account Collateral (other than (i) the accounts to be closed as indicated on Schedule VII provided such accounts are closed within nine months following the Closing Date and do not have a balance in excess of the amount set forth on Schedule VII at any time, and (ii) accounts specifically designated to the Administrative Agent in writing as (x) trust accounts (to the extent of amounts held therein in trust in the ordinary course of business on behalf of third parties who are not Loan Parties or Subsidiaries of Loan Parties) or (y) payroll accounts (the balances in which shall not exceed in the aggregate for all accounts referred to in this clause (ii) $1,000,000 at any one time), such accounts in subclauses (x) and (y) of this Section 5(a)(ii) being referred to herein as “Restricted Accounts”) only with the Collateral Agent or with a bank (the “Pledged Account Bank”) that has agreed, in a record authenticated by the Grantor, the Collateral Agent and such Pledged Account Bank, to (A) comply with instructions originated by the Collateral Agent directing the disposition of funds in the Account Collateral without the further consent of the Grantor following the occurrence of an Event of Default and (B) waive or subordinate in favor of the Collateral Agent all claims of the Pledged Account Bank (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to the Account Collateral, which authenticated record shall be substantially in the form of Exhibit B hereto, or shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent (an “Account Control Agreement”).

(b) Each Grantor agrees that it will not add any bank that maintains a deposit account for such Grantor or open any new deposit account with any then existing Pledged Account Bank (in each case unless (i) in respect of a Restricted Account or (ii) in respect of an account with a balance of less than $5,000, provided that the aggregate amount of all such accounts excluded under this clause (ii) shall not exceed $50,000) unless, (A) the Collateral Agent shall have received at least 10 days’ prior written notice of such additional bank or such new deposit account and (B) the Collateral Agent shall have received, in the case of a bank or Pledged Account Bank that is not the Collateral Agent, an Account Control Agreement authenticated by such new bank and such Grantor, or a supplement to an existing Account Control Agreement with such then existing Pledged Account Bank, covering such new deposit account (and, upon the receipt by the Collateral Agent of such Account Control Agreement or supplement, Schedule VII hereto shall be automatically amended to include such Deposit Account). Upon a Grantor’s termination of any bank as a Pledged Account Bank or termination of any Account Collateral, such Grantor shall promptly give notice of such termination to the Collateral Agent (and, upon such termination, Schedule VII hereto shall be automatically amended to delete such Pledged Account Bank and Deposit Account); provided, however, that, unless the Collateral Agent has given its express consent, no Grantor may (1) terminate any bank as a Pledged Account Bank with respect to the Cash Collateral Account, (2) terminate the Cash Collateral Account, or (3) terminate any bank as a Pledged Account Bank if an Event of Default has occurred and is continuing.

(c) Upon any termination by a Grantor of any Deposit Account (other than a Restricted Account) by such Grantor, or any Pledged Account Bank with respect thereto, such Grantor will immediately (i) transfer all funds and property held in such terminated Deposit Account to another Deposit Account listed in Schedule VII or to the Cash Collateral Account and (ii) notify all Persons obligated at any time to make any payment to such Grantor for any reason that were making payments to such Deposit Account to make all future payments to another Deposit Account listed in Schedule VII hereto or to the Cash Collateral Account, in each case so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property. Each Grantor agrees to terminate any or all Account Control Agreements upon request by the Collateral Agent.

(d) The Collateral Agent shall have sole right to direct the disposition of funds with respect to the Cash Collateral Account; and it shall be a term and condition of the Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Cash Collateral Account, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will, except on the Collateral Agent’s instructions, be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Cash Collateral Account.

(e) If an Event of Default shall have occurred and be continuing, the Collateral Agent may, at any time and without notice to, or consent from, the Grantor, (i) transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Grantor’s obligations under the Loan Documents and (ii) transfer, or direct the transfer of, funds from the Deposit Accounts to the Cash Collateral Account.

Section 6. Release of Amounts. So long as no Default under Section 8.01(a) or (f) of the Credit Agreement or Event of Default shall have occurred and be continuing, the Collateral Agent will pay and release, or direct the applicable Pledged Account Bank to pay and release, to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents, such amount, if any, as is then on deposit in the Cash Collateral Account to the extent permitted to be released under the terms of the Credit Agreement.

Section 7. Giving Notice of Commercial Tort Claims. So long as any Loan or any other Obligation (other than Unaccrued Indemnity Claims) of any Loan Party under any Loan Document shall remain unpaid or unsatisfied, any Letter of Credit shall be outstanding and not Cash Collateralized, any Secured Hedge Agreement shall be in effect or any Lender shall have any Commitment under the Credit Agreement each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim greater than $100,000 that may arise in the future and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.

Section 8. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. Within the past 5 years, such Grantor has only the trade names listed on Schedule VI hereto. Such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office in the state or jurisdiction set forth in Schedule I hereto. The information set forth in Schedule I hereto with respect to such Grantor is true and accurate in all respects. Such Grantor has not within the last 5 years changed its legal name, as defined in Section 9-503(a) of the UCC, location (within the meaning of Section 9-307 of the UCC), chief executive office, place where it maintains its agreements, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule V hereto.

(b) All of the Equipment and Inventory of such Grantor, other than Equipment and Inventory out for repair, in transit, on consignment or in the possession of lessees in the ordinary course of business, are located at the places specified therefor in Schedule IV hereto, as such Schedule IV may be amended from time to time pursuant to Section 10(a). All Security Collateral consisting of Equity Interests in any Loan Party or any Subsidiary of any Loan Party and any other Security Collateral consisting of certificated securities and instruments with an individual face value in excess of $500,000 have been delivered to the Collateral Agent; provided that, Security Collateral that is not required to be delivered to the Collateral Agent pursuant to the foregoing shall not exceed an aggregate face value of $1,000,000. All originals of all chattel paper that evidence Receivables individually in an amount in excess of $500,000 or in the aggregate in an amount in excess of $1,000,000 have been delivered to the Collateral Agent, in each case to the extent that the delivery thereof to the Collateral Agent is required under Section 4. None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent as required hereunder.

(c) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option, or right of others, other than Liens permitted under the Credit Agreement. No Grantor has authorized the filing of any effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or, to such Grantor’s knowledge, any trade name of such Grantor, as debtor in any recording office and, to the best knowledge of such Grantor, no such financing statement (whether or not authorized by such Grantor) is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

(d) Such Grantor has exclusive possession and control of the Equipment and Inventory other than Inventory out for repair, in transit, on consignment or in the possession of lessees in the ordinary course of business, or stored at any leased premises or warehouse. All leased premises or warehouses storing Inventory are so indicated by an asterisk on Schedule IV hereto, as such Schedule IV may be amended from time to time pursuant to Section 10(a). In the case of Equipment and Inventory located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment or Inventory is located has (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any Equipment or Inventory, (ii) issued any document for any of such Grantor’s Equipment or Inventory, (iii) to our knowledge, received notification of any secured party’s interest (other than the security interest granted hereunder) in such Grantor’s Equipment or Inventory or (iv) any Lien, claim or charge (based on contract, statute or otherwise) on such Equipment and Inventory, other than Liens permitted under the Credit Agreement.

(e) The Pledged Interests of a Loan Party or Subsidiary of a Loan Party pledged by such Grantor hereunder have been duly authorized and validly issued and are fully paid and non-assessable. With respect to any Pledged Interests that are uncertificated securities, such Grantor has caused the issuer thereof, if such issuer is a Subsidiary of such Grantor (otherwise such Grantor shall use commercially reasonable efforts to cause the issuer thereof) either (i) to register the Collateral Agent as the registered owner of such securities or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such securities originated by the Collateral Agent without further consent of such Grantor. If such Grantor is an issuer of Pledged Interests, such Grantor confirms that it has received notice of such security interest. The Pledged Debt of a Loan Party or Subsidiary of a Loan Party pledged by such Grantor hereunder (1) has been duly authorized, authenticated or issued and delivered, (2) is the legal, valid and binding obligation of the issuers thereof, (3) is not in default, and (4) if evidenced by one or more promissory notes, such notes with an individual face value in excess of $500,000 have been delivered to the Collateral Agent; provided that, notes that are not required to be delivered to the Collateral Agent pursuant to the foregoing shall not exceed an aggregate face value of $1,000,000.

(f) The Initial Pledged Interests pledged by such Grantor constitute the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule II hereto.

(g) All of the investment property (other than the Quantum Storage Shares) owned by such Grantor is listed on Schedule II hereto.

(h) Such Grantor has no deposit accounts, other than the Account Collateral listed on Schedule VII hereto, as such Schedule VII may be amended from time to time pursuant to Section 5(b), and legal, binding and enforceable Account Control Agreements are in effect for each deposit account that constitutes Account Collateral (other than Account Collateral consisting of deposit accounts maintained with the Collateral Agent), except to the extent such Account Control Agreements are not required by Section 5(a).

(i) Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto, as such Schedule IX may be amended from time to time.

(j) Except as otherwise agreed in Section 6.20 of the Credit Agreement, all filings and other actions (including, without limitation, (A) actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-105 and 9-107 of the UCC and Section 16 of UETA and (B) actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral evidenced by a certificate of ownership to the extent such actions are required by the terms of this Agreement) necessary to perfect the security interest in the Collateral of such Grantor created under this Agreement have been (or contemporaneously herewith will be) duly made or taken and are (or, upon filing or taking of such other actions, will be) in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of such Grantor, subject to Liens permitted under the Credit Agreement, securing the payment of the Secured Obligations.

(k) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest, subject to Liens permitted under the Credit Agreement to be prior to such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been (or contemporaneously herewith will be) duly filed and are (or, upon filing, will be) in full force and effect, the recordation of the Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements have been (or contemporaneously herewith will be) duly submitted for recordation and are (or, upon such submission, will be) in full force and effect, and the actions described in Section 4 with respect to Security Collateral and Sections 5 and 7, which actions to the extent required hereby have been (or contemporaneously herewith will be) taken and are (or, upon the taking of such actions, will be) in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(l) The Inventory that has been produced or distributed by such Grantor has been produced in compliance in all material respects with the requirements of all applicable laws, including, without limitation, the Fair Labor Standards Act.

(m) As to itself and its Intellectual Property Collateral:

(i) Except as described on Schedule VI or as would not reasonably be expected to have a Material Adverse Effect, to each Grantor’s knowledge, the operation of such Grantor’s business as currently conducted and the use of the Intellectual Property Collateral in connection therewith do not infringe or misappropriate the intellectual property rights of any third party.

(ii) Except as described on Schedule VI, such Grantor is the exclusive owner of all right, title and interest in and to, or has the right to use, the Intellectual Property

Collateral material to such Grantor’s business, and is entitled to use all such Intellectual Property Collateral subject only to the terms of the IP Agreements and applicable law or regulation.

(iii) The Intellectual Property Collateral set forth on Schedule VI hereto includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications and material IP Agreements owned by such Grantor.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, the Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to such Grantor’s knowledge, is valid and enforceable. Except as would not reasonably be expected to have a Material Adverse Effect, such Grantor is not aware of any uses of any item of owned and registered Intellectual Property Collateral that could reasonably be expected to lead to such item becoming invalid or unenforceable except as described on Schedule VI.

(v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes necessary to maintain and protect its interest in each material item of owned and registered Intellectual Property Collateral in full force and effect throughout the world (in each case, where issued or registered). Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral.

(vi) Except as described on Schedule VI, no claim, action, suit, investigation, litigation or proceeding is pending or, to such Grantor’s knowledge, has been asserted or threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in material violation or contravention of the terms of any license or other agreement to which such Grantor is a party. Except as described on Schedule VI, to such Grantor’s knowledge no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof. Except as set forth on Schedule VI hereto or as permitted by the Credit Agreement, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. Except as would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii) With respect to each material IP Agreement: (A) such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured and (E) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default by such Grantor or, to Grantor’s knowledge, by any other party thereto or permit termination, modification or acceleration under such IP Agreement by any other party thereto or, to such Grantor’s knowledge, by such Grantor.

(viii) To such Grantor’s knowledge, (A) none of the material Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any material Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral.

(ix) Except as described on Schedule VI, no Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any material Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

(n) The Grantor has no commercial tort claims (as defined in Section 9-102(13) of the UCC) for an amount greater than $100,000 other than those listed in Schedule VIII hereto.

Section 9. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary, and all further commercially reasonable action that may be desirable or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) if an Event of Default shall have occurred and be continuing and if requested by the Collateral Agent, mark conspicuously each document included in Inventory, with an individual face value in excess of $500,000 (the aggregate amount of such Inventory not to exceed $1,000,000), each chattel paper included in Receivables and each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper individually in an amount in excess of $500,000 or in the aggregate for such type of Collateral in an amount in excess of $1,000,000, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (iii) authorize and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) deliver and pledge to the Collateral Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (v) take all commercially reasonable action necessary to ensure that the Collateral Agent has control of Collateral consisting of deposit accounts (other than accounts to be closed listed on Schedule VII, Restricted Accounts or immaterial accounts excluded pursuant to Section 5(b)(ii)), securities accounts, investment property, letter-of-credit rights and, if a Default under Section 8.01(a) or (f) of the Credit Agreement or an Event of Default shall have occurred and be continuing, electronic chattel paper and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and in Section 16 of UETA; (vi) if an Event of Default shall have occurred and be continuing and at the request of the Collateral Agent, take all commercially reasonable action to ensure that the Collateral Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; and (vii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may reasonably deem necessary and all further commercially reasonable action that the Collateral Agent may deem desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail and similar in nature and scope to other statements and schedules required under or constituting a part of this Agreement.

Section 10. As to Equipment and Inventory. (a) Each Grantor will keep the material Equipment and Inventory of such Grantor (other than Inventory sold in the ordinary course of business or pursuant to the terms of the Credit Agreement) at the places therefor specified in Section 8(b) or, upon 15 days’ prior written notice to the Collateral Agent, at such other places designated by the Grantor in such notice. Upon the giving of such notice, Schedule IV shall be automatically amended to add any new locations specified in the notice.

(b) Each Grantor will cause the Equipment of such Grantor to be maintained and preserved in the same condition, repair and working order, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $100,000 to any of the Equipment or Inventory of such Grantor.

(c) In producing its Inventory, each Grantor will comply with all requirements of applicable law, including, without, limitation, the Fair Labor Standards Act.

Section 11. Insurance. (a) Each Grantor will, at its own expense, maintain insurance with respect to the Equipment and Inventory of such Grantor in such amounts, against such risks, in such form and with such insurers, as are required with respect to the Borrower and its Subsidiaries by Section 6.07 of the Credit Agreement. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear. Each Grantor shall use commercially reasonable efforts to ensure that (a) each policy for property damage insurance shall provide for all losses (except for losses of less than $1,000,000 per occurrence) to be paid directly to the Collateral Agent, and (b) each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 30 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 11 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Collateral Agent to the applicable Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require. Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of Equipment or Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 22(b).

Section 12. Post-Closing Changes; Bailees; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name (as defined in Section 9-503 of the UCC), type of organization, jurisdiction of organization, organizational identification number or location (as defined in Section 9-307 of the UCC) from those set forth in Section 8(a) of this Agreement without first giving at least 10 Business Days’ prior written notice to the Collateral Agent and taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor agrees that it will give the Collateral Agent notice of any change in the location of the Equipment and Inventory (other than Equipment or Inventory out for repair, in transit or on consignment in the ordinary course of business) or the place where it keeps the copies of the Assigned Agreements and Related Contracts to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor from the locations therefor specified in Sections 8(a) and 8(b) within 10 Business Days after such change. No Grantor will authenticate a security agreement (determined as provided in Section 9-203(d) of the UCC) for obligations in excess of $500,000 without giving the Collateral Agent 10 Business Days’ prior written notice thereof and taking all action reasonably required by the Collateral Agent to ensure that the perfection and first priority nature of the Collateral Agent’s security interest in the Collateral (subject to Liens permitted under the Credit Agreement) will be maintained. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts. If the Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b) If any Collateral of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent, or if the Collateral Agent so requests, such Grantor will notify such warehouseman, bailee or agent of the security interest created hereunder.

(c) Except as otherwise provided in this subsection (c), each Grantor will continue to have the right to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take (and, during an Event of Default at the Collateral Agent’s direction, will take) such action as such Grantor or, during a Default, the Collateral Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify each person obligated under any Assigned Agreements, Receivables and Related Contracts (each, an “Obligor”) of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and, if an Event of Default shall have occurred and be continuing, shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be applied as provided in Section 22(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof, or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 13. As to Intellectual Property Collateral. (a) With respect to each item of its material Intellectual Property Collateral, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the prosecution and maintenance of each patent, trademark, or copyright registration or application now pending in the United States and in each other appropriate jurisdiction as determined in such Grantor’s reasonable business judgment, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any material Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer necessary or advisable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Grantor will give prompt notice of any such abandonment to the Collateral Agent.

(b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of material Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any material Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of material Intellectual Property Collateral.

(c) In the event that any Grantor becomes aware that any item of material Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor (and, if a Default shall have occurred and be continuing, the Collateral Agent) deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and seeking an injunction against continued infringement or misappropriation.

(d) Each Grantor shall use commercially reasonable efforts to use proper statutory notice in connection with its use of each item of its material Intellectual Property Collateral. No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain.

(e) Each Grantor shall take all steps which it (or, if a Default shall have occurred and be continuing, the Collateral Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks.

(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit C hereto (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each fiscal quarter of the Borrower, each Grantor shall give prompt written notice to the Collateral Agent identifying the registered or applied for registration of After-Acquired Intellectual Property, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement covering such registered or applied for After-Acquired Intellectual Property, which IP Security Agreement Supplement the Collateral Agent may record with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such registered or applied for After-Acquired Intellectual Property.

Section 14. Voting Rights; Dividends; Etc. (a) So long as no Default under Section 8.01(a) or (f) of the Credit Agreement or Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose;

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral,

shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of a Default under Section 8.01(a) or (f) of the Credit Agreement or an Event of Default:

(i) All rights of each Grantor (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent shall be authorized to send to each Securities Intermediary as defined in and under any Security Account Control Agreement a Notice of Exclusive Control as defined in and under such Security Account Control Agreement.

Section 15. As to the Assigned Agreements. (a) Each Grantor will at its expense furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (i) furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (ii) upon reasonable request of the Collateral Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 16. Payments Under the Assigned Agreements. (a) In addition to the other provisions of this Agreement, upon the occurrence of a Default under Section 8.01(a) or (f) of the Credit Agreement or an Event of Default, each Grantor agrees that, at the request of the Collateral Agent, it shall instruct each other party to each Assigned Agreement to which it is a party that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to the Cash Collateral Account.

(b) All moneys received or collected pursuant to subsection (a) above shall be applied as provided in Section 22(b).

Section 17. As to Letter-of-Credit Rights. (a) Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Upon the occurrence of a Default under Section 8.01(a) or (f) of the Credit Agreement or Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 18. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under Section 7.01 of the Credit Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Interests that is a Loan Party or a Subsidiary of a Loan Party pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Interests issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities.

Section 19. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 11,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 20. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 23.

Section 21. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 22. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 23) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, as set forth in Section 8.03 of the Credit Agreement. Any surplus of such cash or cash proceeds held by or on behalf of the Collateral Agent and remaining after payment in full of all of the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise relating to such Intellectual Property Collateral, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor that relate to such Intellectual Property Collateral.

(f) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 22, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 22, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral any information in its possession relating to such Security Collateral.

Section 23. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from, and hold harmless each Indemnified Party against, and shall pay on written demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel for any Indemnified Party) incurred by or asserted against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under this Agreement. (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor and (iii) the enforcement of this Agreement or the exercise, enforcement or protection of the rights of the Collateral Agent or the other Secured Parties hereunder.

Section 24. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and, with respect to any amendment, such Grantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each, a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I-IX attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-IX, respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 25. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Borrower or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, sent by electronic mail or otherwise, be effective when deposited in the mails, delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 26. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the termination or expiration of all Letters of Credit (or the payment to the Administrative Agent for the account of the L/C Issuer of amounts sufficient to fully Cash Collateralize the aggregate undrawn amounts thereof or the making of other arrangements satisfactory to the L/C issuer), (iii) the termination or expiration of all Secured Hedge Agreements and (iv) the termination or expiration of all Commitments, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.06 of the Credit Agreement.

Section 27. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than any Disposition among Loan Parties or to any Subsidiary of any Loan Party and sales of Inventory and service parts in the ordinary course of business) the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05 of the Credit Agreement.

(b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than Unaccrued Indemnity Claims), (ii) the termination or expiration of all Letters of Credit (or the payment to the Administrative Agent for the account of the L/C Issuer of amounts sufficient to fully Cash Collateralize the aggregate undrawn amounts thereof or the making of other arrangements satisfactory to the L/C issuer), (iii) the termination or expiration of all Secured Hedge Agreements and (iv) the termination or expiration of all Commitments, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall automatically revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor, or authorize such Grantor to prepare and file such documents as such Grantor shall reasonably request to evidence such termination.

Section 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier (or other electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement.

Section 29. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 30. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

QUANTUM CORPORATION

By	/s/ JON GACEK
Name:	Jon Gacek
Title:	Chief Financial Officer & Executive Vice President, Finance

Address for notices:
1650 Technology Drive
Suite 700
San Jose, CA 95110

ADVANCED DIGITAL INFORMATION CORPORATION

By	/s/ JON GACEK
Name:	Jon Gacek
Title:	Chief Executive Officer, President & Chief Financial Officer

Address for notices:
1650 Technology Drive
Suite 700
San Jose, CA 95110

CERTANCE HOLDINGS CORPORATION

By	/s/ JON GACEK
Name:	Jon Gacek
Title:	Treasurer

Address for notices:
1650 Technology Drive
Suite 700
San Jose, CA 95110

CERTANCE (US) HOLDINGS, INC.

By	/s/ JON GACEK
Name:	Jon Gacek
Title:	Chief Financial Officer

Address for notices:
1650 Technology Drive
Suite 700
San Jose, CA 95110

CERTANCE LLC

By	/s/ JON GACEK
Name:	Jon Gacek
Title:	Chief Financial Officer

Address for notices:
1650 Technology Drive
Suite 700
San Jose, CA 95110

QUANTUM INTERNATIONAL, INC.

By	/s/ JON GACEK
Name:	Jon Gacek
Title:	President and Treasurer

Address for notices:
1650 Technology Drive
Suite 700
San Jose, CA 95110